Exhibit 10.4

Amendment No. 3 to the
ATI Physical Therapy, Inc.
2021 EQUITY INCENTIVE PLAN
As adopted by resolution of the Board of Directors on April 25, 2024
The ATI Physical Therapy Inc. 2021 Equity Incentive Plan (“Plan”) is hereby amended by replacing Section 4.1 with the following:
4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.2 and Section 4.4 hereof, the total number of shares of Common Stock that are available for issuance under the Plan (the “Share Reserve”) shall equal 5,665,785. Within the Share Reserve, the total number of shares of Common Stock available for issuance as Incentive Stock Options shall equal 5,665,785. In addition, the Share Reserve and the shares of Common Stock available for issuance shall be increased by the number of shares of Common Stock, if any, that were or are forfeited by the participant. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
Except as amended above, the terms of the Plan shall be and remain unchanged, and the Plan as amended is hereby ratified and confirmed and shall remain in full force and effect.